Exhibit 99.1

PRIMERICA REPORTS FIRST QUARTER 2017 RESULTS

9% increase in life insurance licensed representatives to 117,907

6% growth in life insurance policies issued

 15% increase in Investment and Savings Products (ISP) sales

21% growth in net earnings per diluted share (EPS) and
19% growth in adjusted operating EPS to $1.11

Duluth, GA, May 9, 2017 – Primerica, Inc. (NYSE: PRI) today announced financial results for the quarter ended March 31, 2017.  In the first quarter, total revenues increased 12% and adjusted operating revenues increased 11% to $405.2 million and $405.0 million, respectively.  Net income grew 15% to $52.1 million and adjusted net operating income grew 14% to $52.0 million compared with the first quarter of 2016.

Glenn Williams, Chief Executive Officer, said, “We achieved a 21% increase in EPS and a 130 basis points increase in return on equity (ROE) compared to the first quarter a year ago reflecting solid earnings and ongoing share repurchases.  Strong organic growth continued with our life insurance licensed sales force reaching almost 118,000 representatives and a 6% year-over-year growth in life insurance policies issued.  In addition, our Investment and Savings Products sales grew 15% year-over-year to a record $1.6 billion in first quarter 2017.  We are optimistic about the future and our ability to drive growth and deliver long-term value for all of our stakeholders.”

First quarter results reflect a 13% increase in Term Life net premiums. Continued organic growth was partially offset by weaker persistency and claims experience during the quarter.  Strong ISP performance was driven by 15% growth in both sales and average client asset values year-over-year.  Insurance and other operating expenses, which are typically highest in the first quarter due to annual employee equity award grants, increased year-over-year from growth in the size of the business, annual employee merit increases and continued development of technology platforms.  During the quarter, earnings growth and continued share repurchases drove EPS and adjusted operating EPS both to $1.11, increasing 21% and 19%, respectively, compared to the first quarter a year ago.  ROE expanded to 16.9% and adjusted operating ROAE expanded to 17.5% in the first quarter versus 15.6% and 16.3%, respectively, in the prior year period.

First Quarter Distribution & Segment Results

Distribution Results
	Q1 2017	Q1 2016	% Change	Q4 2016	% Change
Life Licensed Sales Force (1)	117,907	108,220	9%	116,827	1%
Recruits	70,983	63,427	12%	60,326	18%
New Life-Licensed Representatives	10,903	9,666	13%	11,148	(2)%
Life Insurance Policies Issued	70,642	66,376	6%	79,110	(11)%
Life Productivity (2)	0.20	0.21	*	0.23	*
ISP Product Sales ($ billions)	$1.59	$1.38	15%	$1.41	13%
Average Client Asset Values ($ billions)	$53.82	$46.65	15%	$51.45	5%

(1)	End of period
(2)	Life productivity equals policies issued divided by the average number of life insurance licensed representatives per month
*	Not calculated or less than 1%

Segment Results
	Q1 2017	Q1 2016	% Change	Q4 2016	% Change
	($ in thousands)
Adjusted Operating Revenues: (1)
Term Life Insurance	$234,051	$206,095	14%	$227,128	3%
Investment and Savings Products	140,407	124,918	12%	137,016	2%
Corporate and Other Distributed Products	30,572	32,370	(6)%	28,255	8%
Total adjusted operating revenues (1)	$405,030	$363,383	11%	$392,399	3%

Adjusted Operating Income (Loss) before income taxes:(1)
Term Life Insurance	$49,022	$46,078	6%	$51,127	(4)%
Investment and Savings Products	37,119	31,691	17%	40,840	(9)%
Corporate and Other Distributed Products	(11,433)	(6,774)	69%	(6,368)	80%
Total adjusted operating income before income taxes (1)	$74,708	$70,995	5%	$85,599	(13)%

(1)	See the Non-GAAP Financial Measures section and the segment Adjusted Operating Results Reconciliations at the end of this release for additional information.

 Life Insurance Licensed Sales Force. Strong recruiting and licensing trends in recent quarters resulted in 9% year-over-year growth in the life insurance licensed sales force to 117,907 representatives at the end of the first quarter.  Recruiting of new representatives increased 12% and new life insurance licenses were 13% higher than the prior year period.  On a sequential quarter basis, recruiting increased 18% from the typically slower holiday season and new life insurance licenses declined 2% as a result of typically lower recruiting levels in the fourth quarter.

Term Life Insurance.  In the first quarter of 2017, Term Life insurance policies issued increased 6% year-over-year reflecting the larger life insurance licensed sales force and productivity of 0.20 policies per life insurance licensed representative per month.  While still in the historical range, productivity was moderately lower than recent quarters due to seasonality in the first quarter following the slower holiday season.  Term Life revenues increased 14% to $234.1 million compared with the year ago period, driven by a 13% increase in net premiums from higher levels of issued policies in recent years and the growth of in-force business not subject to IPO-related coinsurance agreements.  Income before income taxes increased 6% to $49.0 million year-over-year.  Deferred acquisition costs amortization was higher than expected in the first quarter with $2.5 million related to weaker persistency and approximately $1.5 million attributable to certain policies held by clients in Louisiana that we restricted from lapsing in 2016 at the state insurance department’s request due to severe flooding last year.  Many of these policies ultimately lapsed in the first quarter once the restriction was removed.  Benefits and claims were about $3 million higher than expected during the quarter reflecting a frequency of claims above historical trends, partially offset by lower reserve increases from weaker persistency experience.  Insurance expenses increased $4.7 million year-over-year primarily due to growth-related costs, annual employee merit increases and technology spending.  Additional costs to enhance our sales force’s mobile technology capabilities were largely offset by growth in other net revenues.

Investment and Savings Products.  In the first quarter, ISP revenues increased 12% to $140.4 million and income before income taxes grew 17% to $37.1 million compared with the year ago period.  Product sales grew 15% year-over-year with U.S. retail mutual fund sales increasing 25% and variable annuity sales declining 5% consistent with recent industry trends.  Sales-based revenue growth lagged revenue-generating sales growth due to the mix of product sales during the quarter.  Net flows were positive $320 million and client asset values increased 14% to $54.9 billion at the end of the first quarter.  Account-based revenue grew 17% year-over-year largely related to a change made in the account-based fee structure in the fourth quarter of 2016 as well as a higher number of accounts than the prior year period.  ISP expenses increased approximately $2.5 million from the year ago period largely due to costs related to growth in the business, the launch of the Primerica Advisors Lifetime Investment Platform and technology enhancements.

Corporate and Other Distributed Products (C&O).  C&O adjusted operating revenues were $30.6 million and adjusted operating losses before income taxes were $11.4 million in the first quarter of 2017.  Net investment income was negatively impacted by lower portfolio yield than in the prior year period, offset by a larger invested asset portfolio.  The impact on net investment income from the mark-to-market on the deposit asset backing an IPO-related reinsurance agreement was negligible in the first quarter of 2017; however, the prior year period included an approximate $1 million positive mark-to-market adjustment.  Net unrealized gains increased to $73.0 million at quarter-end from $65.8 million at December 31, 2016.

Taxes
The effective income tax rate for the first quarter of 2017 was 30.4%, down from 35.7% in the prior year period, primarily reflecting excess tax benefits of $3.3 million from the adoption of Accounting Standards Update 2016-09, which requires the excess tax benefit or expense for the difference between the stock price of equity awards at the time of grant and vesting to be recorded in the income statement rather than directly to equity in the balance sheet.  Also impacting the tax rate was the recognition of approximately $0.7 million of certain tax benefits for which the statute of limitations expired during the first quarter.

Capital
Primerica repurchased $29.8 million or 382,657 shares of its common stock in the first quarter of 2017.  Primerica Life Insurance Company’s statutory risk-based capital (RBC) ratio was estimated to be approximately 440% as of March 31, 2017.

Non-GAAP Financial Measures
We report financial results in accordance with U.S. generally accepted accounting principles (GAAP).  We also present adjusted direct premiums, other ceded premiums, adjusted operating revenues, adjusted operating income before income taxes, net adjusted operating income, adjusted stockholders’ equity and diluted adjusted operating earnings per share.  Adjusted direct premiums and other ceded premiums are net of amounts ceded under coinsurance transactions that were executed concurrent with our initial public offering (IPO) for all periods presented.  We exclude amounts ceded under the IPO coinsurance transactions in measuring adjusted direct premiums and other ceded premiums to present meaningful comparisons of the actual premiums economically maintained by the Company. Amounts ceded under the IPO coinsurance transactions will continue to decline over time as policies terminate within this block of business.  Adjusted operating revenues, adjusted operating income before income taxes, net adjusted operating income, and diluted adjusted operating earnings per share exclude the impact of realized investment gains and losses, including other-than-temporary impairments (OTTI), for all periods presented.  We exclude realized investment gains and losses in measuring adjusted operating revenues to eliminate period-over-period fluctuations that may obscure comparisons of operating results due to items such as the timing of recognizing gains and losses and other factors prior to an invested asset's maturity that are not directly associated with the Company's insurance operations.  Adjusted stockholders' equity excludes the impact of net unrealized investment gains and losses recorded in other comprehensive income (loss) for all periods presented.  We exclude unrealized investment gains and losses in measuring adjusted stockholders' equity as unrealized gains and losses from the Company's invested assets are largely caused by market movements in interest rates and credit spreads that do not necessarily correlate with the cash flows we will ultimately realize when an invested asset matures or is sold.

The definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies.  Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating financial performance.  Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of the core ongoing business.  These measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of the results as reported under GAAP.  Reconciliations of GAAP to non-GAAP financial measures are attached to this release.

Earnings Webcast Information
Primerica will hold a webcast Wednesday, May 10, 2017 at 10:00 am EDT, to discuss first quarter results.  This release and a detailed financial supplement will be posted on Primerica’s website.  Investors are encouraged to review these materials.  To access the webcast go to http://investors.primerica.com at least 15 minutes prior to the event to register, download and install any necessary software.

A replay of the call will be available for approximately 30 days on Primerica’s website, http://investors.primerica.com.

Forward-Looking Statements
Except for historical information contained in this press release, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from anticipated or projected results. Those risks and uncertainties include, among others, our failure to continue to attract and license new recruits, retain sales representatives or license or maintain the licensing of our sales representatives; changes to the independent contractor status of our sales representatives; our or our sales representatives’ violation of or non-compliance with laws and regulations or the failure to protect the confidentiality of client information; differences between our actual experience and our expectations regarding mortality, persistency, expenses and interests rates as reflected in the pricing for our insurance policies; the occurrence of a catastrophic event that causes a large number of premature deaths of our insureds; changes in federal and state legislation, including other legislation or regulation that affects our insurance and investment product businesses, such as the DOL’s rule defining who is a “fiduciary” of a qualified retirement plan as a result of giving investment advice; our failure to meet RBC standards or other minimum capital and surplus requirements; a downgrade or potential downgrade in our insurance subsidiaries’ financial strength ratings or our senior debt ratings; the effects of credit deterioration and interest rate fluctuations on our invested asset portfolio; incorrectly valuing our investments; inadequate or unaffordable reinsurance or the failure of our reinsurers to perform their obligations; the failure of, or legal challenges to, the support tools we provide to our sales force; heightened standards of conduct or more stringent licensing requirements for our sales representatives; inadequate policies and procedures regarding suitability review of client transactions; the failure of our investment products to remain competitive with other investment options or the change to investment and savings products offered by key providers in a way that is not beneficial to our business; fluctuations in the performance of client assets under management; the inability of our subsidiaries to pay dividends or make distributions; our inability to generate and maintain a sufficient amount of working capital; our non-compliance with the covenants of our senior unsecured debt; legal and regulatory investigations and actions concerning us or our sales representatives; the loss of key personnel; the failure of our information technology systems, breach of our information security or failure of our business continuity plan; and fluctuations in Canadian currency exchange rates . These and other risks and uncertainties affecting us are more fully described in our filings with the Securities and Exchange Commission, which are available in the "Investor Relations" section of our website at http://investors.primerica.com. Primerica assumes no duty to update its forward-looking statements as of any future date.

About Primerica, Inc.
Primerica, Inc., headquartered in Duluth, GA, is a leading distributor of financial products to middle income households in North America. Primerica representatives educate their Main Street clients about how to better prepare for a more secure financial future by assessing their needs and providing appropriate solutions through term life insurance, which we underwrite, and mutual funds, annuities and other financial products, which we distribute primarily on behalf of third parties. In addition, Primerica provides an entrepreneurial full or part-time business opportunity for individuals seeking to earn income by distributing the company’s financial products. We insured approximately 5 million lives and have over 2 million client investment accounts at December 31, 2016. Primerica stock is included in the S&P MidCap 400 and the Russell 2000 stock indices and is traded on The New York Stock Exchange under the symbol “PRI”.

Investor Contact:
Kathryn Kieser
470-564-7757
Email: investorrelations@primerica.com

Media Contact:
Keith Hancock
470-564-6328
Email: Keith.Hancock@Primerica.com

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

	March 31, 2017	December 31, 2016
	(In thousands)
Assets
Investments:
Fixed-maturity securities available-for-sale, at fair value	$1,832,228	$1,792,438
Fixed-maturity securities-held-to-maturity, at amortized cost	535,160	503,230
Equity securities available-for-sale, at fair value	46,437	44,894
Trading securities, at fair value	12,737	7,383
Policy loans	32,969	30,916
Total investments	2,459,531	2,378,861
Cash and cash equivalents	185,762	211,976
Accrued investment income	17,654	16,520
Due from reinsurers	4,219,547	4,193,562
Deferred policy acquisition costs, net	1,767,681	1,713,065
Agent balances, due premiums and other receivables	215,567	210,448
Intangible assets, net	54,065	54,915
Income taxes	37,731	37,369
Other assets	356,139	334,274
Separate account assets	2,356,320	2,287,953
Total assets	$11,669,997	$11,438,943

Liabilities and Stockholders' Equity
Liabilities:
Future policy benefits	$5,736,313	$5,673,890
Unearned premiums	511	527
Policy claims and other benefits payable	268,397	268,136
Other policyholders' funds	373,733	363,038
Notes payable	373,011	372,919
Surplus note	534,435	502,491
Income taxes	237,719	225,006
Other liabilities	449,734	449,963
Payable under securities lending	93,326	73,646
Separate account liabilities	2,356,320	2,287,953
Total liabilities	10,423,499	10,217,569

Stockholders' equity:
Common stock	455	457
Paid-in capital	28,606	52,468
Retained earnings	1,182,039	1,138,851
Accumulated other comprehensive income, net of income tax	35,398	29,598
Total stockholders' equity	1,246,498	1,221,374
Total liabilities and stockholders' equity	$11,669,997	$11,438,943

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)

	Three months ended March 31,
	2017	2016
	(In thousands, except per-share amounts)
Revenues:
Direct premiums	$627,698	$597,130
Ceded premiums	(399,769)	(395,333)
Net premiums	227,929	201,797
Commissions and fees	144,268	128,821
Net investment income	19,894	21,238
Realized investment gains (losses), including OTTI	134	(783)
Other, net	12,939	11,527
Total revenues	405,164	362,600

Benefits and expenses:
Benefits and claims	102,385	90,977
Amortization of deferred policy acquisition costs	51,850	43,129
Sales commissions	73,704	66,643
Insurance expenses	37,621	33,130
Insurance commissions	4,899	4,147
Interest expense	7,127	7,173
Other operating expenses	52,736	47,189
Total benefits and expenses	330,322	292,388
Income before income taxes	74,842	70,212
Income taxes	22,772	25,036
Net income	$52,070	$45,176

Earnings per share:
Basic earnings per share	$1.12	$0.92
Diluted earnings per share	$1.11	$0.92

Shares used in computing earnings per share:
Basic	46,301	48,550
Diluted	46,374	48,574

PRIMERICA, INC. AND SUBSIDIARIES
Consolidated Adjusted Operating Results Reconciliation
(Unaudited – in thousands, except per share amounts)

	Three months ended March 31,
	2017	2016	% Change
Total revenues	$405,164	$362,600	12%
Less: Realized investment gains (losses), including OTTI	134	(783)
Adjusted operating revenues	$405,030	$363,383	11%

Income before income taxes	$74,842	$70,212	7%
Less: Realized investment gains (losses), including OTTI	134	(783)
Adjusted operating income before income taxes	$74,708	$70,995	5%

Net income	$52,070	$45,176	15%
Less: Realized investment gains (losses), including OTTI	134	(783)
Less: Tax impact of reconciling items	(41)	279
Net adjusted operating income	$51,977	$45,680	14%

Diluted earnings per share (1)	$1.11	$0.92	21%
Less: Net after-tax impact of operating adjustments	0.00	(0.01)
Diluted adjusted operating earnings per share (1)	$1.11	$0.93	19%

(1)	Percentage change in earnings per share is calculated prior to rounding per share amounts.

TERM LIFE INSURANCE SEGMENT
Adjusted Premiums Reconciliation
(Unaudited – in thousands)

	Three months ended March 31,
	2017	2016
Direct premiums	$620,379	$589,244
Less: Premiums ceded to IPO coinsurers	312,982	321,494
Adjusted direct premiums	$307,397	$267,750

Ceded premiums	$(398,077)	$(393,270)
Less: Premiums ceded to IPO coinsurers	(312,982)	(321,494)
Other ceded premiums	$(85,095)	$(71,776)

Net premiums	$222,302	$195,974

CORPORATE AND OTHER DISTRIBUTED PRODUCTS SEGMENT
Adjusted Operating Results Reconciliation
(Unaudited – in thousands)

	Three months ended March 31,
	2017	2016
Total revenues	$30,706	$31,586
Less: Realized investment gains (losses), including OTTI	134	(783)
Adjusted operating revenues	$30,572	$32,369

Loss before income taxes	$(11,299)	$(7,557)
Less: Realized investment gains (losses), including OTTI	134	(783)
Adjusted operating loss before income taxes	$(11,433)	$(6,774)

PRIMERICA, INC. AND SUBSIDIARIES
Adjusted Stockholders' Equity Reconciliation
(Unaudited – in thousands)

	March 31, 2017	December 31, 2016
Stockholders' equity	$1,246,498	$1,221,374
Less: Unrealized net investment gains recorded in stockholders' equity, net of income tax	47,479	42,791
Adjusted stockholders' equity	$1,199,019	$1,178,583